Exhibit 99.1

[ABLEST LOGO]	1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Friday, February 13, 2004	TRADED:	AMEX

ABLEST REPORTS RECORD REVENUE, IMPROVED PROFITS FOR FISCAL 2003,
STRONG FOURTH QUARTER REVENUE AND EARNINGS INCREASES

     CLEARWATER, Fla., Feb. 13 — Ablest Inc. today announced record revenue for the fiscal year ended December 28, 2003, of $104.0 million, a 2.8 percent increase compared to revenue of $101.2 million in fiscal 2002. Operating income was $1.1 million, an 87.5 percent increase over 2002 operating income of $566,000. Net income amounted to $2.9 million or $1.03 per basic share ($1.01 diluted) compared to $677,000 or $0.23 per basic and diluted share earned in 2002. The company expects to utilize certain past operating losses as an offset against future income, as the 2003 tax benefit reflects the reversal of $2.4 million in valuation allowances related to deferred taxes.

     Fourth quarter revenue increased 13.0 percent to a record $29.9 million from $26.4 million in the fourth quarter of the prior year and increased 12.0 percent over the previous quarter. Fourth quarter revenue continued the 2003 trend of revenue increasing sequentially each quarter. Fourth quarter operating income was $741,000 compared to an operating loss of $73,000 for the similar 2002 period.

     “We saw positive signs during the fourth quarter,” Kurt R. Moore, president and chief executive officer, said, “with the revenue increase coming from the continued improvement in both light industrial and clerical areas. Fourth quarter workers’ compensation expenditures were favorably impacted by programs implemented earlier in the year. Our record revenue for both the quarter and the year are evidence of the value our clients place on the service innovations and level of commitment that we provide.”

     Mr. Moore added, “We are encouraged with these results. Execution of our revenue generating strategies, tactical investments in technology and a focus on our core profitable businesses all contributed to our improved performance. We continue to closely manage expense levels after closing several locations in early 2003 that did not meet our long-range performance metrics. Our improved operating margins, strong financial position and ability to execute our model allow us to explore growth opportunities.”

     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 45 locations in the Eastern and Southwestern United States.

     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.

MORE . . .

PAGE 2 / ABLEST REPORTS RECORD REVENUE, IMPROVED PROFITS FOR FISCAL 2003

ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Week	Week	Week	Week
	Period Ended	Period Ended	Period Ended	Period Ended
	Dec. 28, 2003	Dec. 29, 2002	Dec. 28, 2003	Dec. 29, 2002

Net service revenues	$29,877	$26,445	$104,048	$101,193
Cost of services	24,558	21,772	86,335	82,806

Gross profit	5,319	4,673	17,713	18,387
Selling, general and administrative expenses	4,578	4,746	16,652	17,821

Operating income (loss)	741	(73)	1,061	566

Other:
Interest income (expense), net	1	(9)	(30)	15
Miscellaneous, net	36	225	83	245

Other income	37	216	53	260

Income from continuing operations before income taxes	778	143	1,114	826

Income tax expense (benefit)	(1,896)	139	(1,769)	218

Net income from continuing operations	2,674	4	2,883	608

Discontinued operations:
Adjustment to loss on sale of discontinued operations, net of income taxes	45	69	45	69

Net income	$2,719	$73	$2,928	$677

Basic net income per common share:
Continuing operations	$0.94	$—	$1.01	$0.21
Adj. to loss on sale of discontinued operations	0.02	0.03	0.02	0.02

Basic net income per common share	$0.96	$0.03	$1.03	$0.23

Diluted net income per common share:
Continuing operations	$0.92	$—	$0.99	$0.21
Adj. to loss on sale of discontinued operations	0.02	0.03	0.02	0.02

Diluted net income per common share	$0.94	$0.03	$1.01	$0.23

Weighted average number of common shares used in computing net income per common share:
Basic	2,838,048	2,870,576	2,848,821	2,887,191

Diluted	2,908,492	2,870,729	2,902,470	2,887,230

PAGE 3 / ABLEST REPORTS RECORD REVENUE, IMPROVED PROFITS FOR FISCAL 2003

ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	December 28, 2003	December 29, 2002

ASSETS
Current assets:
Cash and cash equivalents	$1,614	$1,858
Accounts receivable, net	13,778	11,639
Prepaid expenses and other current assets	213	296
Current deferred tax asset	1,085	988

Total current assets	16,690	14,781
Property, plant and equipment, net	647	872
Deferred tax asset, net	3,920	2,234
Goodwill, net	1,283	1,283
Other assets	39	46

Total assets	$22,579	$19,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$326	$256
Accrued expenses and other current liabilities	4,438	4,008

Total current liabilities	4,764	4,264

Other liabilities	89	81

Total liabilities	4,853	4,345

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at December 28, 2003 and December 29, 2002	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,308,929 and 3,293,395 shares issued and outstanding including shares held in treasury at December 28, 2003 and December 29, 2002, respectively	165	165

Additional paid-in capital	5,018	4,936
Retained earnings	14,653	11,725
Treasury stock at cost; 457,729 and 428,341 shares held at December 28, 2003 and December 29, 2002, respectively	(2,110)	(1,955)

Total stockholders’ equity	17,726	14,871

Total liabilities and stockholders’ equity	$22,579	$19,216

SOURCE:	Ablest Inc.
CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer, 727-299-1200 or vlombardo@ablest.com/